Neonode Announces Receipt of NASDAQ Non-Compliance Letter

STOCKHOLM, SWEDEN, December 15, 2008 – Neonode (NASDAQ: NEON), the Swedish technology company that develops touch screen technologies, today announced that on December 11, 2008 the Company received a Nasdaq Staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that it has not paid certain fees required by Marketplace Rule 4310(c)(13) (the “Rule”). The Company’s past due balance currently total $43,615.08. The notice further states that the Nasdaq Listing Qualification Panel (“Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on the NASDAQ Capital Markets. The Company has until December 18, 2008 to present its views with respect to this deficiency to the Panel.

About Neonode Inc.

Neonode Inc specializes in optical finger based touch screen technology.  Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, USA. For more information, visit www.neonode.com.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies.  These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.  Neonode and the Neonode logo are registered trademarks of Neonode Inc.  All other brand or product names are trademarks or registered.